PROFESSIONALLY MANAGED PORTFOLIOS

THIRD AMENDMENT TO THE DISTRIBUTION AGREEMENT

THIS THIRD AMENDMENT dated as of the 8TH day of November, 2011, to the Distribution Agreement, dated as of July 27, 2009, as amended March 8, 2010 and August 9, 2011 (the "Agreement") is entered into by and between PROFESSIONALLY MANAGED PORTFOLIOS, a Massachusetts business trust (the “Trust”), on behalf of its separate series listed on Exhibit A attached hereto (as amended from time to time), and QUASAR DISTRIBUTORS, LLC, a Delaware limited liability company (the “Distributor”).

WHEREAS, the parties to the Agreement desire to amend the Agreement to add a fund in the manner set forth herein;

NOW THEREFORE, pursuant to section 11 of the Agreement, the parties hereby amend the Agreement as follows:

Amended Exhibit A of the Agreement shall be amended and replaced in its entirety by the Amended Exhibit A attached herein.

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

PROFESSIONALLY MANAGED PORTFOLIOS	QUASAR DISTRIBUTORS, LLC

By: /s/Eric W. Falkeis	By: /s/James R. Schoenike

Name: Eric Falkeis	Name: James R. Schoenike

Title: President	Title: President

Amended Exhibit A

to the

Distribution Agreement – Professionally Managed Portfolios

Separate Series

Name of Series
Winslow Green Growth Fund

Brown Advisory Growth Equity Fund
Brown Advisory Value Equity Fund
Brown Advisory Flexible Value Fund
Brown Advisory Small-Cap Growth Fund
Brown Cardinal Small Companies Fund
Brown Advisory Small-Cap Fundamental Value Fund
Brown Advisory Opportunity Fund
Brown Advisory Maryland Bond Fund
Brown Advisory Intermediate Income Fund
Brown Advisory Tactical Bond Fund
Brown Advisory Equity Income Fund